Exhibit 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2018

Contact: Crystal Rios (801) 566-1200	October 23, 2018

Salt Lake City, Utah – In the third calendar quarter (3Q) and first nine months (9M) of 2018, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results which conform with its previously announced goals for 2018.

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; EUR = Euros; and CAD = Canadian Dollars.  Currency amounts are in thousands, except per share amounts and where noted.

Financial results in 3Q and 9M 2018, according to U.S. Generally Accepted Accounting Principles (GAAP), are masked by a favorable adjustment to UTMD's initial provisional estimate of its "one time" U.S. repatriation (REPAT) tax liability resulting from the "Tax Cuts and Jobs Act" (TCJA) enacted in December 2017.  UTMD's initial estimate of the combined Federal and Utah State REPAT tax was $6,288, recorded in 4Q 2017 financial results, the period in which the TCJA was enacted by Congress.  In 3Q 2018, after more IRS information became available and when UTMD's independent tax advisors completed the 2017 income tax return, it became known to the Company that the actual REPAT tax liability is $3,058, resulting in a favorable $3,230 adjustment to UTMD's 3Q 2018 income tax provision. In addition, there is a new Global Intangible Low-Taxed Income (GILTI) tax applicable for 2018 that resulted from the TCJA, an estimate for which is included in the 3Q 2018 tax provision for the first time.  All income statement categories of UTMD's operating performance are unaffected by the REPAT tax adjustment and GILTI tax estimate except for Net Income (NI), profits after tax, and Earnings Per Share (EPS).  A more complete explanation of the income tax changes follows later in this report.  UTMD management believes that the presentation of results excluding the favorable REPAT tax liability adjustment, and the new 2018 GILTI tax, to its 3Q 2018 and 9M 2018 income tax provision, provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD's operating results in 2018 compared to 2017.

Summary of Financial Results
The resulting non-GAAP NI and EPS, excluding the REPAT tax provision adjustment and the 2018 GILTI tax provision estimate, follow:

	3Q18	3Q17	Change	9M18	9M17	Change
NI (non-GAAP)	3,582	3,622	(1%)	11,982	11,027	+ 9%
EPS (non-GAAP)	$0.954	$0.969	(1%)	$3.194	$2.953	+ 8%

In summary, UTMD achieved $3.19 in "normal" (non-GAAP) 9M 2018 EPS compared to $2.95 in 9M 2017, an 8% increase fueled by a 3% increase in sales.

UTMD's changes in GAAP income statement results compared to the same time periods in the prior calendar year follow:

	3Q 2018 (July – September)	9M 2018 (January – September)
Consolidated Revenues (Sales):	+ 3%	+ 3%
Gross Profit (GP):	( 3%)	+ 1%
Operating Income (OI):	( 6%)	-
Income Before Tax (EBT):	( 5%)	+ 4%
Net Income (NI):	+87%	+37%
Earnings Per Share (EPS):	+86%	+37%

Opposite to first half (1H) 2018, UTMD's relative 3Q 2018 sales performance was reduced by a stronger USD.  Revenues in 3Q 2018 would have been $76 higher using the same foreign currency exchange (FX) rates as in the prior year ("constant dollars").  However, because of the weaker USD in 1H 2018, revenues in 9M 2018 would have been $443 lower in constant dollars. The FX rate change represented 43% of the 9M 2018 sales increase relative to 9M 2017. UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 3Q 2018 and 9M 2018 compared to the same periods in 2017 follow:

	3Q 18	3Q 17	Change	9M 18	9M 17	Change
GBP	1.304	1.312	(0.6%)	1.351	1.277	+5.7%
EUR	1.165	1.172	(0.6%)	1.193	1.116	+7.0%
AUD	0.732	0.789	(7.2%)	0.758	0.766	(1.1%)
CAD	0.765	0.800	(4.3%)	0.778	0.764	+1.8%

UTMD's revenues invoiced in the above foreign currencies represented 32.2% of total consolidated USD sales in 3Q 2018 and 32.6% in 9M 2018.

UTMD's FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of September 2018 and the end of September 2017 follow:

	September 30, 2018	September 30, 2017	Change
GBP	1.306	1.340	(2.6%)
EUR	1.163	1.181	(1.6%)
AUD	0.724	0.784	(7.7%)
CAD	0.774	0.799	(3.2%)

Although sales were higher than expected, UTMD realized pressure on its operating profit margins in 3Q 2018.

The associated key profit margins (profits as a percentage of sales) compared to the same time periods in the prior calendar year were as follows:

	3Q18	3Q17	9M18	9M17
Gross Profit Margin (GPM):	60.6%	64.2%	62.7%	63.8%
Operating Income Margin (OIM):	42.4%	46.2%	44.8%	46.3%
Earnings Before Tax Margin (EBTM):	43.1%	46.4%	46.7%	46.5%
Net Income Margin (NIM):	65.1%	35.8%	47.0%	35.3%
NIM (non-GAAP):	34.5%	35.8%	37.2%	35.3%

Excluding the noncash effects of depreciation, amortization of intangible assets, remeasured value of foreign currency bank balances and non-cash stock option expense, consolidated earnings before taxes plus interest expense (EBITDA) were $17,328 in 9M 2018 compared to $16,653 in 9M 2017, up 4%.  Neither the REPAT tax adjustment nor the GILTI tax provision expense had any effect on this EBITDA metric.

Compared to the end of September a year earlier, UTMD's cash and investment balances increased $11.8 million to $49,352. September ending cash balances represent about $13.15 per diluted share. UTMD's current ratio as of September 30, 2018 was 12.4.  The balance of Net Intangible Assets declined $2.7 million from a year earlier due to amortization and the change in FX rates. Net Intangible Assets were 30% of total assets on September 30, 2018 compared to 36% a year earlier.

Income Statement Summary.
Compared to 3Q 2017, sales in 3Q 2018 were $76 lower than they would have been with constant FX.  Compared to 9M 2017, sales in 9M 2018 were $443 higher than they would have been with constant FX.  Constant currency USD sales for 3Q 2018 were up 3.4%, and 9M 2018 constant currency sales were up 1.9%.

In 3Q 2018 and 9M 2018, USD sales outside the U.S. (OUS) were 2% lower and 3% higher, respectively, compared to the same periods in 2017. The change in FX rates accounted for 84% of the 3Q 2018 change and 98% of the 9M 2018 change. U.S. Domestic sales, including direct sales to U.S. clinical facilities, OEM sales of components and finished devices to other companies, and sales of the Filshie Clip System to UTMD's exclusive U.S. distributor, CooperSurgical Inc. (CSI), were 7% higher in 3Q 2018 compared to 3Q 2017, and 4% higher in 9M 2018 compared to 9M 2017.  Domestic sales of the Filshie Clip System to CSI were 24% and 6% lower in 3Q 2018 and 9M 2018, respectively, compared to the same periods in 2017.  OEM sales were 27% and 23% higher in 3Q 2018 and 9M 2018 periods, respectively. Direct sales to U.S. clinical facilities were 8% and 2% higher in 3Q 2018 and 9M 2018, respectively.

UTMD's consolidated 3Q 2018 GPM was squeezed about one percentage point primarily due to higher direct materials costs combined with lack of price increases to customers. Direct labor productivity was consistent with the prior year.  A high quarter for U.S. manufacturing equipment repairs also helped increase 3Q 2018 manufacturing overhead costs.

Consolidated Operating Expenses (OE) were $284 higher in 9M 2018 compared to 9M 2017. OE are comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses. Sixty-one percent of the increase in total OE came from the UK subsidiary G&A. Included in G&A expenses, the UK amortization of IIA was the same in GBP in 9M 2018 as in 9M 2017, but $91 higher because of USD/GBP FX rates. Remaining 9M 2018 UK G&A expenses were $81 higher than in 9M 2017 even though expenses were just GBP 39 higher. The remaining higher expenses were due to higher worldwide S&M expenses, which were $137 higher with very little impact due to FX rates. U.S. S&M expenses were $85 higher in 9M 2018 than in 9M 2017, and OUS S&M expense were $52 higher, as a result of adding additional people and increasing trade show attendance.

The combination of higher total OE and slightly lower GPM resulted in 9M 2018 OI about the same as in 9M 2017 with a 3% increase in revenues. The 9% higher non-GAAP NI in 9M 2018 was a result of 1) $551 higher non-operating income than in 9M 2017, mostly as a result of a $418 gain from the 2Q 2018 sale of a storage facility in Utah, and 2) a lower income tax provision rate in the U.S.  For comparison purposes, a new 2018 GILTI tax estimate of $50 was also omitted from non-GAAP NI.  NI in 9M 2018 compared to 9M 2017 per GAAP was up 37% as a result of the $3,230 REPAT tax favorable adjustment recognized in 3Q 2018 less the new GILTI tax.

As a result of slightly higher diluted shares, the 8% increase in 9M 2018 non-GAAP EPS was lower than the 9% increase in non-GAAP NI.  Non-GAAP EPS in 9M 2018 were $3.194 compared to $2.953 in 9M 2017.  GAAP EPS (which includes the REPAT tax adjustment) in 9M 2018 were $4.041 compared to $2.953 in 9M 2017.  Non-GAAP EPS in 3Q 2018 were $0.954 compared to $0.969 in 3Q 2017.  GAAP EPS in 3Q 2018 were $1.802 compared to $0.969 in 3Q 2017.  Non-GAAP EPS for the most recent twelve months (TTM) were $4.139.  TTM GAAP EPS (which includes the REPAT tax and a 2018 GILTI tax estimate enacted in 4Q 2017) were $3.367.

Sales.  U.S. domestic sales were 7% ($356) higher in 3Q 2018 than in 3Q 2017, and 4% ($577) higher in 9M 2018 than in 9M 2017.  Domestic sales were 51% of total consolidated sales in 3Q 2018 compared to 49% in 3Q 2017, and 50% in 9M 2018 compared to 49% in 9M 2017. Sales of Femcare's Filshie Clip System to CooperSurgical Inc. (CSI) for distribution in the U.S. were $156 lower in 3Q 2018 compared to 3Q 2017, and $194 lower in 9M 2018 compared to 9M 2017. Femcare's sales to CSI were 10% of total domestic sales in 3Q 2018 compared to 13% in 3Q 2017, and 18% in 9M 2017 compared to 20% in 9M 2017. Per the distribution agreement, CSI receives six approximately equal shipments per year from Femcare, two each in 1Q and 2Q, and one each in 3Q and 4Q. Domestic OEM sales were $224 higher in 3Q 2018 compared to 3Q 2017, and $548 higher in 9M 2018 compared to 9M 2017. Direct sales to U.S. user facilities were $287 higher in 3Q 2018 compared to 3Q 2017, and $223 higher in 9M 2018 compared to 9M 2017.

OUS sales consolidated in USD in 3Q 2018 were 2% ($91) lower than in 3Q 2017, and 3% ($452) higher in 9M 2018 than in 9M 2017. In the aggregate, the sales differences were largely due to FX rate changes. Constant dollar OUS sales in 3Q 2018 would have been $76 higher, and in 9M 2018 would have been $443 lower. UK subsidiary USD-denominated OUS trade sales, including direct sales to France clinical facilities, were 26% of total OUS sales in 3Q 2018 and 27% in 9M 2018. Australia subsidiary USD sales were 9% of total OUS sales in both 3Q 2018 and 9M 2018.  Ireland subsidiary USD trade sales were 29% of total OUS sales in 3Q 2018 and 25% in 9M 2018.  Canada subsidiary USD sales were 11% of total OUS sales in 3Q 2018 and 12% in 9M 2018.

In product categories, 3Q 2018 global blood pressure monitoring device/ components (BPM) sales were 18% (+$327) higher, neonatal device sales were 6% (+$92) higher, obstetrics device sales were 11% ($131) lower, and gynecology/ electrosurgery/ urology (GYN) device sales were 0% ($23) lower compared to 3Q 2017. For 9M 2018 compared to 9M 2017 global sales in product categories, BPM sales were 6% (+$352) higher, neonatal device sales were 10% (+$474) higher, obstetrics device sales were 3% ($104) lower, and GYN device sales were 2% (+$307) higher.  The higher BPM product sales were due primarily to one U.S. OEM purchaser of custom pressure transducer kits which were $292 higher in 3Q 2018 and $616 higher in 9M 2018 compared to the same periods in 2017.

Looking forward, sales in 4Q 2018 are expected to be lower than in 4Q 2017 from two main sources which are both related to the timing of shipments to third party distributors:

1)
UTMD's China distributor for BPM kits has in the past typically purchased about $400 per shipment, representing about a three month supply. At the distributor's request, there were five such shipments in 2017. There have been three shipments in 9M 2018 with none scheduled for 4Q 2018. This distributor's annual blanket order for 2019, which has been received, is for four shipments.

2)
CSI, Femcare's U.S. distributor for the Filshie Clip System, per the distribution agreement, receives six shipments per year - typically two shipments per calendar quarter in the first half of the year, and one shipment per quarter in the second half of the year. There have been five shipments in 9M 2018. The final shipment scheduled in 4Q 2018 is $272 lower than in 4Q 2017.

The combination of these fluctuations in distributor shipments is expected to be $670 in lower 4Q 2018 sales compared to 4Q 2017.  UTMD considers the lower 4Q 2018 distributor sales to be order pattern fluctuations, not a trend.  Despite the lower projected 4Q 2018 sales, UTMD expects to meet or exceed its beginning of year projection of flat sales for the year as a whole.

Gross Profit.  Gross Profit (GP) is Revenues (sales) minus the cost of manufacturing or purchasing finished products for resale. The cost of manufacturing (CGS) is comprised of direct labor (DL), direct materials (DM) and manufacturing overhead (MOH). UTMD's consolidated 3Q 2018 GPM at 60.7% was much lower than the 64.2% GPM in 3Q 2017. DM expense represented 53.6% of CGS in 3Q 2018 compared to 50.3% of CGS in 3Q 2017. The 3Q 2017 GPM was helped by a favorable $80 adjustment in UTMD's U.S. health plan reserve (representing about 0.8 GPM percentage points for the quarter) due to better than expected employee medical cost experience, which did not recur in 3Q 2018. Except for that one-time 3Q 2017 reserve adjustment, DL and MOH productivity in both 3Q and 9M 2018 was consistent with the prior year's periods. The consolidated GPM in 9M 2018 was 62.7%, compared to 63.8% in 9M 2017. With only a few exceptions, UTMD has not yet raised its finished device prices in response to higher DM costs.

Operating Income. Operating Income (OI) is GP minus OE. Consolidated USD-denominated OE were $1,892 in 3Q 2018 (18.2% of consolidated revenues) compared to $1,817 in 3Q 2017 (17.9% of consolidated revenues). Consolidated OE were $5,771 in 9M 2018 (17.9% of revenues) compared to $5,487 in 9M 2017 (17.6% of revenues).

OE	3Q 2018	3Q 2017	Change	9M 2018	9M2017	Change
S&M	$452	$364	+ 88	$1,291	$1,154	+ 137
G&A	1,332	1,350	(18)	4,142	3,993	+ 149
R&D	108	103	+ 5	338	341	(2)
Total	$1,892	$1,817	+ 75	$5,771	$5,487	+ 284

S&M expenses were 4.3% of revenues in 3Q 2018 compared to 3.6% of revenues in 3Q 2017. In 9M 2018, S&M expenses were 4.0% of revenues compared to 3.7% of revenues in 9M 2017. Consolidated S&M expenses increased because UTMD added a marketing person in the U.S. and a fluent French-speaking S&M person in the UK to help better service direct accounts in France.  UTMD also expanded participation in clinical trade shows in 9M 2018.  In addition, although changed FX rates did not increase 3Q 2018 OUS subsidiary S&M expenses relative to 3Q 2017, they did increase 9M 2018 OUS S&M expense by $15.  In other words, 11% of the 9M consolidated S&M expense increase was due to FX rate differences.

G&A expenses were 12.8% of revenues in 3Q 2018 compared to 13.3% of revenues in 3Q 2017. In both 9M 2018 and 9M 2017, G&A expenses were 12.8% of revenues. G&A expenses include the amortization of identifiable intangible assets (IIA) which resulted from the 2011 Femcare acquisition.  Although the amortization expense in GBP was the same for the respective periods in both 2018 and 2017, in USD terms 3Q 2018 amortization of IIA was $2 lower than in 3Q 2017, and in 9M 2018 $91 higher than in 9M 2017.  In other words, the FX rate change impact on IIA asset amortization expense represented 61% of the increase in consolidated 9M 2018 G&A expenses. Including all G&A expenses, the FX rate change represented 92% of the $149 increase in total consolidated G&A expenses in 9M 2018 compared to 9M 2017. The FX rate change represented 49% of the $18 decrease in total consolidated G&A expenses in 3Q 2018 compared to 3Q 2017. In other words, in the aggregate there were no significant changes to G&A expenses other than the FX rate impact.

R&D expenses were 1.0% of sales in both 3Q 2018 and 3Q 2017. R&D expenses were 1.0% of sales in 9M 2018 compared to 1.1% of sales 9M 2017. As virtually all R&D expenses were in the U.S., there was no FX rate impact.

Tightly managing OE remained a key to UTMD's excellent profitability.

Income before Tax (EBT).  EBT results from subtracting net non‑operating expense (NOE) from, or adding net non-operating income (NOI) to, OI.  NOE includes 1) any loan interest, which there was none in 2017 or 2018, 2) bank fees and 3) losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, minus NOI from 1) rent of underutilized property, 2) investment income, 3) gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, 4) gains from the sale of assets and 5) royalties received from licensing the Company's technology. NOI is negative NOE. For clarity, the REPAT tax adjustment and 2018 GILTI tax estimated accrual do not affect EBT.

Consolidated 3Q 2018 EBT was $4,481 (43.1% of sales) compared to $4,696 (46.4% of sales) in 3Q 2017. The difference was almost entirely due to lower GP in 3Q 2018 than in 3Q 2017. Consolidated 9M 2018 EBT was $15,046 (46.7% of sales) compared to $14,503 (46.5% of sales) in 9M 2017. In 9M 2018, $275 higher GP was offset by $284 higher OE.  Consequently, the $542 (+3.7%) higher EBT in 9M 2018 compared to 9M 2017 was essentially due to higher NOI. There was a $450 gain from sales of assets in 2Q 2018 that did not occur in 2017. The remeasured currency gain in 9M 2018 was $10 compared to $5 in 9M 2017. The remaining difference was due to higher interest income from UTMD's cash bank balances.

The EBT of UTMD's subsidiaries in Ireland and the UK results not only from trade sales but also intercompany sales. For clarity, the subsidiary profit resulting from intercompany sales is eliminated in UTMD's consolidated income results. Utah Medical Products, Ltd's (Ireland) EBT was EUR 2,499 in 9M 2018 compared to EUR 2,229 in 9M 2017. The higher 9M 2018 EBT in Ireland was due to 9% higher combined trade and intercompany sales. EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP 2,841 in 9M 2018 compared to GBP 3,141 in 9M 2017. The lower Femcare Group EBT in 9M 2018 was due to the combination of 1) prior 2017 international sales from the UK converted to Ireland in 2018, and 2) 12.9% lower Australia sales (in AUD) combined with a 6.6% weaker AUD compared to the GBP. The EBT of Utah Medical Products Canada, Inc. in 9M 2018 was CAD 1,246 compared to CAD 1,497 in 9M 2017.  The lower Canada EBT was due to 13.1% lower CAD sales in 9M 2018 compared to 9M 2017.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2018 consolidated EBT excluding the noncash remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,206 compared to $5,417 in 3Q 2017. The lower 3Q 2018 EBITDA was due to the lower GP in 3Q 2018. Adjusted consolidated EBITDA in 9M 2018 were $17,328 compared to $16,653 in 9M 2017.  Based on the 9M 2018 EBITDA results, management expects 2018 EBITDA for the year as a whole will be higher than the $21,979 EBITDA for 2017.

Net Income (NI). NI in 3Q 2018 per GAAP was substantially affected by a $3,230 favorable adjustment in UTMD's calculation of its "one-time" REPAT tax due under the TCJA enacted in December 2017.  In addition, in 3Q 2018, UTMD added its best estimate of the new GILTI tax under the TCJA, although the IRS has yet to provide complete guidance on the calculation and the State of Utah has yet to provide any guidance. As there was no REPAT tax or GILTI tax calculation included in 3Q and 9M 2017 results, comparing period-to-period financial results net of income taxes does not provide meaningful information to stockholders, in UTMD's opinion. Therefore, in addition to the GAAP results, UTMD is providing a non-GAAP NI and EPS comparison which ignores the REPAT tax adjustment and GILTI tax accrual in 3Q 2018.

In 3Q 2018, non-GAAP NI of $3,582 (34.5% of sales) was 1.1% lower than the 3Q 2017 NI of $3,622 (35.8% of sales).  Non-GAAP NI in 9M 2018 of $11,982 (37.2% of sales) was 8.7% higher than the NI of $11,027 (35.3% of sales) in 9M 2017. The higher non-GAAP NI in 9M 2018 was due to 3.7% higher EBT in combination with a lower corporate income tax rate in the U.S. The non-GAAP consolidated income tax provision rates in 3Q 2018 and 9M 2018 were 20.1% and 20.4% respectively, compared to provision rates of 22.9% in 3Q 2017 and 24.0% in 9M 2017 (before the enactment of the TCJA which lowered the U.S. corporate income tax rate from 34% to 21%).

In 3Q 2018, GAAP NI of $6,762 was 86.7% higher than the 3Q 2017 NI of $3,622.  GAAP NI in 9M 2018 of $15,162 was 37.5% higher than the NI of $11,027 in 9M 2017.  For the possible benefit of stockholders, a further discussion of income taxes is included below.

Earnings Per Share (EPS).  Non-GAAP EPS of $0.954 in 3Q 2018 were 1.5% lower than the 3Q 2017 EPS of $0.969.  Non-GAAP EPS of $3.194 in 9M 2018 were 8.1% higher than the EPS of $2.953 in 9M 2017.  The 8.1% higher 9M 2018 non-GAAP EPS was due to 8.7% higher NI diluted by 0.5% higher diluted shares. Looking forward, management continues to expect to exceed its beginning of year projection for full year 2018 non-GAAP EPS.

In 3Q 2018, GAAP EPS of $1.802 were 85.9% higher than the 3Q 2017 EPS of $0.969.  GAAP EPS in 9M 2018 of $4.041 were 36.8% higher than the EPS of $2.953 in 9M 2017.

Diluted shares outstanding used to calculate 3Q 2018 EPS were 3,753,111 compared to 3,738,190 in 3Q 2017.
The number of shares added as a dilution factor in 3Q 2018 was 19,876 compared to 19,300 in 3Q 2017.
Diluted shares outstanding used to calculate 9M 2018 EPS were 3,751,830 compared to 3,734,102 in 9M 2017.  The number of shares added as a dilution factor in 9M 2018 was 22,235 compared to 17,647 in 9M 2017.

Exercises of employee options and dilution from a higher share price for unexercised options increased diluted shares. In 9M 2018, no new employee options were awarded. UTMD has not to date in 2018 repurchased any of its shares in the open market.

Outstanding shares at the end of 3Q 2018 were 3,734,165 which included 9M 2018 employee and outside director option exercises of 15,172 shares. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. The total number of outstanding unexercised employee and outside director options at September 30, 2018 was 39,168 shares at an average exercise price of $46.24/ share, including shares awarded but not vested. This compares to 57,019 unexercised option shares outstanding at September 30, 2017 at an average exercise price of $45.35/ share.

The closing share price at the end of 3Q 2018 was $94.20 compared to $81.40 at the end of calendar year 2017, and $73.55 at the end of 3Q 2017.

CEO Kevin Cornwell states.
"Prior to consideration of income tax law changes, UTMD's 3Q 2018 financial results were weaker than in 3Q 2017, but 3Q 2018 results did exceed UTMD's operating plan which was used to publicly project 2018 results at the beginning of the year.  We feel good about the 3Q 2018 performance.

In trying to help stockholders better understand the impact on UTMD of the TCJA enacted in late December 2017, I now regret some opinions I expressed in the January 30, 2018 press release announcing UTMD's 2017 financial results, the Annual Report to Shareholders and the 2017 SEC 10-K Report.

In particular, I had indicated dismay that the negative impact of the "one time" REPAT tax payable over eight years would likely be greater than the positive impact of the lower corporate income tax rate.  With the adjustment in the REPAT tax recognized in 3Q 2018, this is no longer the case.  The reduction in the federal income tax rate from 34% to 21%, as long as it is not increased again by a future Congress, will provide a benefit for stockholders net of the REPAT tax. In addition, although I still do not understand the morality of the State of Utah demanding over $1 million in REPAT tax on foreign subsidiary cash and cumulative earnings (E&P), we did not know that the State would make its own substantial (sic) corporate income tax rate reduction from 5% to 4.95%.  However, the Congress also slipped in a GILTI tax into the new tax law which we also did not incorporate into projections at the time, which apparently clearly negates statements of elected representatives that future OUS earnings would not be taxed."

Further Comments on Income Taxes.
For the benefit of stockholders, UTMD believes that further discussion of its current understanding of the impact of tax law changes resulting from the TCJA might be helpful.

As stockholders likely remember, 4Q 2017 results according to U.S. Generally Accepted Accounting Principles (GAAP) were affected by the recognition of an estimated "one-time" U.S. repatriation tax (REPAT tax) on foreign E&P resulting from the TCJA enacted by Congress in December 2017.  UTMD's reasonable total REPAT tax estimate was $6,288 ($1.68 per share), including an estimated Utah State assessment of $1,065 and a $362 Federal REPAT tax credit for the State REPAT tax.

UTMD and its tax consultants had little time to analyze the required assessment prior to reporting 4Q 2017 financial results.  As more information regarding the REPAT tax rules became available, and in conjunction with completing and filing its 2017 tax returns, UTMD learned that it needed to adjust its provisional assessment as it completed a "more likely than not" assessment in 3Q 2018.  The results of the assessment are a total REPAT tax of $3,058, including an estimated Utah State assessment of $1,066 and a $362 Federal REPAT tax credit for the State REPAT tax.

The $3,230 ($0.86 per share based on 3Q 2018 diluted shares) adjusted lower REPAT tax liability has been included in 3Q 2018 financial results per SEC SAB 118. The adjustment was primarily due to the application of a Foreign Tax Credit calculation per IRS rules instead of reducing the REPAT tax obligation merely by the actual foreign taxes paid, which was the basis for the initial estimate.

GILTI Tax. Supposedly, the TCJA changed the U.S. tax system from one where worldwide income of U.S. corporations was taxed (when foreign subsidiary profits were repatriated) to one which only taxes income earned within the U.S. The REPAT tax was explained to be a "one-time" tax of 15.5% on liquid assets and 8% on illiquid assets resulting from cumulative foreign E&P, regardless of whether or not prior earnings had been repatriated.  In actuality, Congress walked back from the concept of not taxing future foreign earnings by slipping in a new "Global Intangible Low-taxed Income" (GILTI) tax.  This tax apparently was aimed at corporations like Apple which had transferred intangible assets to low tax sovereignties, i.e. managed highest profits to be generated in the lowest taxed countries. Although UTMD does have substantial OUS intangible assets acquired in the acquisition of Femcare in 2011, these assets were clearly developed in the UK.  Although there was a low average foreign tax rate threshold over which a company like UTMD theoretically would not have to pay a GILTI tax, it appears now that because of the way that the tax is calculated by IRS form rules, that nearly every company with international intangible assets will end up paying GILTI income taxes going forward.  The GILTI tax seems analogous to the AMT for individuals.

To date, the IRS has not provided clear rules for calculating the GILTI tax, and the State of Utah hasn't indicated anything.  Using 2017 performance as a basis, assuming the corporate tax rate is not increased again during the next eight years and UTMD's current GILTI tax guess is close, the net annual gain to stockholders between the average payments of the REPAT and GILTI taxes and the higher NI resulting from lower income tax rates on future EBT is estimated to be about $280/ year, or about $.07/ share using current diluted number of shares.

In UTMD's public disclosures, management attempts to explain its expectations in forward-looking statements for the benefit of its stockholders.  However, management also acknowledges that financial estimates and other business projections are subject to change, and that the Company assumes no obligation to update or disclose revisions to its prior forward-looking statements.

Balance Sheet.
UTMD's September 30, 2018 balance sheet compared with its December 31, 2017 balance sheet demonstrates continued strengthening. Working capital increased $10,377 in 9M 2018. Capital expenditures for property and equipment were $255 in 9M 2018, compared to depreciation expense of $577. In 9M 2018 UTMD distributed $3,018 in cash dividends to its stockholders.

Key balance sheet changes as of September 30, 2018 from the end of 2017:

[Million $$]
Cash & Investments:	+ 9.4
Trade Receivables:	+ 0.9
Inventory:	(0.3)
Intangible Assets (net):	(2.4)
Total Current Liabilities:	(0.5)
Stockholders' Equity:	+ 10.7

Financial ratios as of September 30, 2018 follow:

1)	Current Ratio = 12.4
2)	Days in Receivables (based on 3Q 2018 sales activity) = 39
3)	Average Inventory Turns (based on 3Q 2018 CGS) = 3.3
4)	Year-to-Date ROE = 19% (prior to dividend payments and excluding REPAT tax adjustment)
= 14% (after accrual of shareholder dividends and excluding REPAT tax adjustment)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in various geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products globally, the impact of potential trade wars, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2018 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., please visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2018	3Q 2017	Percent Change
Net Sales	$10,390	$10,125	+2.6%
Gross Profit	6,294	6,496	(3.1%)
Operating Income	4,402	4,679	(5.9%)
Income Before Tax	4,481	4,696	(4.6%)
Net Income before REPAT and GILTI Tax	3,582	3,622	(1.1%)
Net Income (GAAP)	6,762	3,622	+86.7%
EPS before REPAT and GILTI Tax	$.954	$.969	(1.5%)
EPS (GAAP)	$1.802	$.969	+85.9%
Shares Outstanding (diluted)	3,753	3,738

INCOME STATEMENT, Three Quarters  (9 months ended September 30)
(in thousands except earnings per share):

	9M 2018	9M 2017	Percent Change
Net Sales	$32,242	$31,213	+3.3%
Gross Profit	20,200	19,925	+1.4%
Operating Income	14,429	14,438	(0.1%)
Income Before Tax	15,046	14,503	+3.7%
Net Income before REPAT and GILTI Tax	11,982	11,027	+8.7%
Net Income (GAAP)	15,162	11,027	+37.5%
EPS before REPAT and GILTI Tax	$3.194	$2.953	+8.1%
EPS (GAAP)	$4.041	$2.953	+36.8%
Shares Outstanding (diluted)	3,752	3,734

BALANCE SHEET
(in thousands)

	(unaudited) SEP 30, 2018	(unaudited) JUN 30, 2018	(audited) DEC 31, 2017	(unaudited) SEP 30, 2017
Assets
Cash & Investments	$49,353	$45,873	$39,955	$37,516
Accounts & Other Receivables, Net	4,475	4,532	3,623	4,730
Inventories	4,920	5,228	5,244	5,042
Other Current Assets	307	363	366	347
Total Current Assets	59,055	55,996	49,188	47,635
Property & Equipment, Net	10,574	10,770	11,621	10,407
Intangible Assets, Net	29,522	30,279	31,936	32,247
Total Assets	$99,151	$97,045	$92,745	$90,289
Liabilities & Stockholders' Equity
Accounts Payable	$668	$979	$934	$1,125
REPAT Tax Payable	85	617	503	0
Other Accrued Liabilities	4,017	3,652	3,843	4,058
Total Current Liabilities	4,770	5,248	5,280	5,183
Deferred Tax Liability – Intangible Assets	2,698	2,828	3,102	3,176
L/T REPAT Tax Payable	2,441	5,168	5,785	0
Deferred Revenue and Income Taxes	411	439	456	733
Stockholders' Equity	88,831	83,362	78,122	81,197
Total Liabilities & Stockholders' Equity	$99,151	$97,045	$92,745	$90,289